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                                                                  EXHIBIT-99.1

          [VASCO LOGO]
          VASCO DATA SECURITY, INC.
          1901 S. MEYERS ROAD, SUITE 210
          OAKBROOK TERRACE, IL 60181
          PHONE:  630-932-8844   FAX:  630-495-0279
          INTERNET HOME PAGE:   http://www.vasco.com
          NEWS RELEASE

                   VASCO DATA SECURITY INTERNATIONAL, INC.
                           COMPLETES EXCHANGE OFFER

     OAKBROOK TERRACE, IL, and BRUSSELS, Belgium, March 12, 1998 --VASCO Data Security International, Inc. ("VDSII"), a newly organized subsidiary of VASCO Corp. (OTC-Bulletin Board: VASC), announced today that it has successfully completed its offer (the "Exchange Offer") to exchange VDSII shares, options, and warrants for VASCO Corp. shares, options and warrants (and a release of possible claims based on certain legal and procedural irregularities as described in the prospectus for the offer). The Exchange Offer expired at 5:00 p.m., Chicago, Illinois time, on March 11, 1998.

     As of March 11, 1998, preliminary computations indicated that the following amounts were tendered for exchange:

- 20,048,638 shares of Common Stock (or approximately 96.5% of the total shares outstanding),
- 1,311,250 options (or approximately 99.9% of the total options outstanding), and
- 1,055,195 warrants (or approximately 99.8% of the total warrants outstanding).


     VASCO Corp., headquartered in Oakbrook Terrace, Illinois, and its foreign and domestic subsidiaries design, develop, market and support open-standards-based hardware and software security systems which manage and secure access to data. VASCO Corp.'s computer security subsidiaries include VASCO Data Security, Inc., headquartered in Oakbrook Terrace, Illinois, and VASCO Data Security nv/sa of Brussels, Belgium.

     Standard & Poor's CORPORATION RECORDS provides coverage on VASCO Corp. For more information contact:


VASCO Corp.
Ken Hunt, CEO
630-932-8844 -- voice            tkh@vasco.com
630-495-0279 -- fax              OTCBB Symbol. VASC
http://www.vasco.com             800-290-7215 Fax on Demand